EXHIBIT 10.8

                         MANAGEMENT CONSULTING AGREEMENT

       THIS MANAGEMENT CONSULTING AGREEMENT (the "Agreement") has been entered into by and between YAK Communications (U.S.A.) Inc. having its principal place of business at 55 Town Centre Court, Suite 506, Toronto (the "Company"), and Dillon Capital Inc. ("Dillon"), reflecting the agreement between the Company and Dillon as of November 30,1999.

       WHEREAS, Dillon possesses significant expertise in analyzing and addressing management requirements, identifying and structuring strategic alliances and mergers and acquisitions, negotiating purchase and merger agreements and certain other areas of strategic planning;

       WHEREAS, the Company desires to avail itself of the services of Dillon and Dillon desires to provide to the Company the benefit of such services; and

       WHEREAS, the Company and Dillon expect to benefit from the carrying out of the subject matter of this Agreement.

       NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Dillon hereby agree as follows:

       1. ENGAGEMENT. The Company hereby engages Dillon and Dillon accepts such engagement and agrees to use its best efforts in a good and business like manner to provide services to the Company in accordance with the terms of this Agreement.

       2. NATURE OF SERVICES. Upon the request of the Company, Dillon shall render assistance to the Company by (a) analyzing and addressing the Company's management requirements; (b) developing strategic initiatives and related industry partnerships, including providing assistance with respect to acquisitions, joint ventures, and strategic business alliances; (c) assisting with the negotiations of contracts between the Company and its customers; and
(d) meeting with the advising the Company's board of directors at the request of the Board at least 1 time per quarter.

       3. TERM. The term of this Agreement shall commence as of November 30, 1999, and continue for a period of one year.

       4. REMUNERATION. The consideration to be paid by the Company to Dillon for services to be rendered hereunder shall be as follows:

          i. The Company shall immediately issue to Dillon an option to purchase an aggregate of 75,000 new consolidated shares of Common Stock, as arrived at as below, at an exercise price of $7.50(U.S.) per share. Such options shall be exercisable for a period of four years from the date of issuance and shall be those that will result shares from the reorganization contemplated by the company. Such reorganization will be the consolidation of the present 19,262,000 shares of common stock (before the exercise of any options) on a one for five basis resulting in 3,852,400 new consolidated common shares of stock.

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          ii. The Company shall pay to Dillon a fee of $175,000 per year throughout the Term of this Agreement. Such payments shall be payable no later than 3 months from the date of this Agreement.

          iii. In the event that Dillon is instrumental in introducing the Company to a particular merger or acquisition candidate, if upon the closing of a merger or acquisition with such candidate there results in an increase in the Company's revenues or pre-tax profits of at least two million dollars, the Company and Dillon agree to mutually arrive at a fair arrangement to provide for extra compensation.

       5. REGISTRATION. The Company grants to Dillion Registration Rights in relation to the shares underlying the options granted in this agreement consistent with the registration rights of the company's officers, granted stock options.

       6. REIMBURSEMENT OF EXPENSES. The Company shall reimburse Dillon for its out-of-pocket expenses incurred in the performance of his services hereunder, including all costs associated with travel to the Company.

       7. STATUS OF DILLON. The services of Dillon provided pursuant to this Agreement shall be performed for the benefit of the Company by Dillon in the capacity of an independent contractor. Dillon shall not be considered, at any time that this Agreement is in force, to be an employee of the Company.

       8. CONFIDENTIALITY. Dillon will not at any time disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; PROVIDED, HOWEVER, that the foregoing shall not apply to information that is not unique to the Company or that is or becomes through no fault of Dillon generally known to the industry or the public. All files and records relating to the Company compiled by Dillon shall be the property of the Company and shall be returned to the Company upon termination of this Agreement.

       9. WAIVER OF RIGHTS. The failure of either party to insist, in one or more instances, upon the performance of any of the terms, covenants, agreements, or conditions of this Agreement, or to exercise any rights hereunder, shall not be construed as a waiver or relinquishment of such party's right to insist upon the future performance of such term, covenant, agreement, or condition, or to the future exercise of any such right, and the obligations of the other party with respect to such future performance shall continue in full force and effect.

       10. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect as if the invalidated provision had nor been included herein. 1.

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       11. NOTICES. Any notice required or desired to be given pursuant to this
Agreement shall be in writing and shall be deemed given when delivered by facsimile transmission or three (3) days after it is deposited in the mail to the addresses set forth below, or at such subsequent address provided by the parties:

               If to Dillon             Attention Art Kraus
                                        4950 Yonge Street
                                        Suite 2200
                                        Toronto, Ontario
                                        M2N 6K1


               If to the Company        55 Town Centre Court
                                        Suite 506
                                        Toronto, Ontario
                                        M1P 4X4

       12. APPLICABLE LAW This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

       13. ENTIRE AGREEMENT This Agreement constitutes the entire agreement and understanding between the parties regarding services to be furnished to the Company by Dillon, and any and all prior agreements and/or understandings relating thereto are superseded in their entirety by this Agreement.

       IN WITNESS WHEREOF, the Company and Dillon have executed this Agreement as of the date and year first above written.

                                        ----------------------------------------

                                        By:      /s/ CHARLES ZWEBNER
                                           -------------------------
                                        Title:   President,
                                                 YAK Communications (USA), Inc.

                                        By: /s/GERRY GOLDBERG
                                           -------------------------
                                        per Dillon Capital Inc.